UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2)
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Sec. 240.14a-11 (c) or Sec. 240.14a-12

CONCURRENT COMPUTER CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of  Person (s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
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5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
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4)	Date Filed:

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

RETURN OF PROXY

Please complete, sign, date and return the enclosed proxy promptly in the enclosed addressed envelope even if you plan to attend the meeting.  Postage need not be affixed to the enclosed envelope if mailed in the United States.  If you attend the meeting and vote in person, the proxy will not be used.  The immediate return of your proxy will be of great assistance in preparing for the meeting and is therefore urgently requested.

Dear Fellow Stockholder:

You are cordially invited to attend a Special Meeting of the Stockholders of Concurrent Computer Corporation (“Concurrent”) to be held at Concurrent’s corporate office, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, at 1:00 p.m., on July 8, 2008.

At this meeting, you are being asked to approve an amendment to Concurrent’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) that would effect a one-for-ten reverse split of Concurrent’s common stock, $0.01 par value (the “Common Stock”).

CONCURRENT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

Your vote is important.  To be sure your shares are voted at the meeting, even if you plan to attend the meeting in person, please sign and return the enclosed proxy card today.  This will not prevent you from voting your shares in person if you are able to attend.  Your cooperation is appreciated since a majority of the outstanding shares of Concurrent’s Common Stock must be represented, either in person or by proxy, to constitute a quorum.

We look forward to meeting with you on July 8, 2008.

Sincerely,

Dan Mondor
President and Chief Executive Officer

Duluth, Georgia
______, 2008

CONCURRENT COMPUTER CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 8, 2008

Notice is hereby given that a special meeting of the stockholders of Concurrent Computer Corporation (“Concurrent”, “we”, “us” or “our”) will be held at Concurrent’s corporate office, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, at 1:00 p.m., on July 8, 2008, to consider and act upon the following matters:

(1)	To approve an amendment to Concurrent’s Certificate of Incorporation which would effect a one-for-ten reverse split of Concurrent’s Common Stock; and

(2)	To transact such other business as may properly come before the special meeting or any adjournments thereof.

Concurrent’s Board of Directors has established May 9, 2008 as the record date for the determination of stockholders entitled to vote at the special meeting.  Only holders of record of Common Stock at the close of business on May 9, 2008 will be entitled to vote.  A list of stockholders as of the record date will be available for inspection by stockholders at Concurrent’s headquarters, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, during regular business hours in the ten-day period prior to the meeting and at the place of the meeting on the day of the meeting.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Kirk L. Somers
Executive Vice President, General Counsel and
Secretary

Duluth, Georgia
______, 2008

CONCURRENT COMPUTER CORPORATION
4375 River Green Parkway, Suite 100
Duluth, Georgia  30096

PROXY STATEMENT

This proxy statement and proxy card are being sent to stockholders on or about ______, 2008 and are furnished in connection with the solicitation of proxies to be voted at a special meeting of Concurrent stockholders to be held at Concurrent’s offices, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 at 1:00 p.m. on July 8, 2008.  The enclosed proxy is solicited by Concurrent’s Board of Directors.

THE TRANSACTIONS DESCRIBED  IN THIS PROXY STATEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The following series of questions and answers highlights selected information from this proxy statement and may not contain all of the information that is important to you.  You should carefully read this entire proxy statement to fully understand the proposed reserve stock split to be voted on at the special meeting.

ABOUT THE SPECIAL MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of our Common Stock.  This proxy statement describes issues on which we would like you, as a Concurrent stockholder, to vote.  It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint Kirk Somers and Emory Berry as your representatives at the meeting.  Mr. Somers and Mr. Berry will vote your shares at the meeting as you have instructed them on the proxy card.  This way, your shares will be voted whether or not you attend the special meeting.  Even if you plan to attend the special meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting in case your plans change.

If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Somers and Mr. Berry will vote your shares, under your proxy, in accordance with their best judgment.

What am I voting on?

Our Board of Directors has unanimously approved, and recommended that our stockholders approve, an amendment to our Certificate of Incorporation, in substantially the form attached hereto as Appendix A, to effect a one-for-ten reverse stock split of the outstanding shares of our Common Stock (the “Reverse Stock Split”).  You are being asked to approve the amendment to the Certificate of Incorporation that would effect the Reverse Stock Split.

If you approve the amendment to the Certificate of Incorporation, you would be authorizing our Board of Directors to effect the Reverse Stock Split by filing an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to which every ten shares of our outstanding Common Stock would be combined into one share of our Common Stock.

What is the objective of the Reverse Stock Split?

On December 26, 2007, we announced that we received a notification letter from The Nasdaq Stock Market, Inc. (“Nasdaq”) indicating that for 30 consecutive business days preceding the date of the letter, the bid price of our shares of Common Stock had closed below the $1.00 per share minimum bid price required for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5).

We have until June 23, 2008, to regain compliance with the minimum bid price rule.  If, at any time prior to June 23, 2008, the bid price of our shares of Common Stock closes at $1.00 or more for 10 consecutive business days, we will regain compliance.  We also have the right to request a six-month extension or move from the Nasdaq Global Market to the Nasdaq Capital Market.  The Board of Directors considered these options and determined that pursuing the Reverse Stock Split was in the best interests of Concurrent and its stockholders.

If we do not regain compliance with the minimum bid price requirement, then Nasdaq will notify us that our securities will be delisted.  We expect that the Reverse Stock Split will enable shares of our Common Stock to trade above the $1.00 minimum bid price requirement.

The Board of Directors believes that maintaining the listing of our Common Stock on the Nasdaq Global Market is in the best interests of Concurrent and its stockholders.  Listing on the Nasdaq Global Market increases the liquidity of our Common Stock and may minimize the spread between the ‘‘bid’’ and ‘‘ask’’ prices quoted by market makers.  Maintaining our Nasdaq Global Market listing enhances our access to capital that may be necessary to fund our future operations.  Further, we believe that maintaining our Nasdaq Global Market listing improves the perceptions of the Company for our customers and vendors.

We also believe that the increased market price of our Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of our Common Stock and may encourage interest and trading in our Common Stock.  Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  It should be noted, however, that the liquidity of our Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split.

What effect will the  Reverse Stock Split have on me?

Pursuant to the Reverse Stock Split, every ten shares of Common Stock that you own will be combined and converted into a single share of Common Stock.  In addition, you will receive cash in lieu of any fractional share that would otherwise be issuable.

Who is entitled to vote?

Stockholders as of the close of business on May 9, 2008 are entitled to vote.  This is referred to as the record date.  Each share of Common Stock is entitled to one vote.

How do I vote?

You may vote via the Internet. Depending on how your shares are held, you may be able to vote via the Internet.  If this option is available to you, you will have received an insert with this proxy statement explaining the procedure.

You may vote via telephone.  Depending on how your shares are held, you may be able to vote via telephone.  If this option is available to you, you will have received an insert with this proxy statement explaining the procedure.

You may vote by mail.  You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

You may vote in person at the meeting.  Written ballots will be passed out to anyone who wants to vote at the meeting.  If you hold your shares through a broker, bank or other nominee, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If your shares are held in the name of a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions.  If you hold your shares in the name of a broker, bank or other nominee, the availability of telephone and Internet voting depends on their voting processes.

How many votes do you need to hold the meeting?

As of May 9, 2008, there were 83,055,884 shares of our Common Stock outstanding.  A majority of our outstanding shares of Common Stock as of the record date, equal to 42,358,501 shares, must be present at the meeting either in person or by proxy in order to hold the meeting and conduct business.  This is called a quorum.

Your shares will be counted as present at the meeting if you:

•	vote via the Internet or by telephone;

•	properly submit a proxy (even if you do not provide voting instructions); or

•	attend the meeting and vote in person.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with a broker, bank or other nominee.  Please sign and return all proxy cards to ensure that all your shares are voted.  You may wish to consolidate as many of your transfer agent accounts or accounts with brokers, banks or other nominees as possible under the same name and address for better customer service.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by:

•	sending written notice to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096;

•	voting again over the Internet prior to 11:59 p.m., eastern time on July 7, 2008;

•	signing another proxy with a later date; or

•	voting again at the meeting.

How may I vote for the proposal to amend the Certificate of Incorporation?

With respect to the proposal to amend the Certificate of Incorporation, you may:

•	vote FOR the proposal to amend the Certificate of Incorporation;

•	vote AGAINST the proposal to amend the Certificate of Incorporation; or

•	ABSTAIN from voting on the proposal.

Am I entitled to dissent from the Reverse Stock Split?

No. Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to our proposed amendment to our charter to effect the Reverse Stock Split and we will not independently provide our stockholders with any such right.

How many votes are required to approve the amendment to the Certificate of Incorporation?

The amendment to the Certificate of Incorporation must receive the affirmative vote of a majority of shares of our Common Stock outstanding to be approved.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR the amendment to the Certificate of Incorporation.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum.  If a quorum is present, however, abstentions will have the effect of a vote AGAINST the amendment to the Certificate of Incorporation.

Will my shares be voted if I do not sign and return my proxy card, vote over the telephone or vote over the Internet?

If you are a registered shareholder, meaning that your shares are registered in your name, and you do not vote using the Internet, the telephone or by signing and returning your proxy card, then your shares will not be voted and will not count in deciding the matters presented for consideration in this proxy statement, unless you attend the special meeting and vote in person.

If your shares are held in “street name” through a broker or other nominee and you do not vote your shares, your broker or other nominee may vote your shares on your behalf under certain circumstances.  On certain “routine” matters, brokerage firms have authority under New York Stock Exchange (“NYSE”) rules to vote their customers shares if their customers do not provide voting instructions.  When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR or AGAINST the routine matter.

The NYSE has considered our proposal for the amendment to the Certificate of Incorporation to be a routine proposal.  As a result, if you hold shares of our Common Stock in “street name”, we expect that your broker or other nominee will have the discretion to vote on your behalf on the proposed amendment to the Certificate of Incorporation in the event that you do not sign and return your proxy card or vote over the Internet or vote over the telephone.

What are the federal income tax consequences of the Reverse Stock Split?

We expect that our stockholders generally will not recognize tax gain or loss as a result of the Reverse Stock Split.  However, gain or loss will be recognized on cash received in lieu of fractional shares.  Moreover,  the tax consequences to each stockholder will depend on his particular situation.  For further information, see the discussion on page 8 under the heading “Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split.”

Should I send my stock certificates in now?

No, do not send in your stock certificates now.  After the Reverse Stock Split is approved and effected, we will send you instructions for submitting your pre-Reverse Stock Split stock certificate(s) in exchange for your post-Reverse Stock Split stock certificate and cash, if any, in lieu of fractional shares.

Can the Board of Directors abandon the Reverse Stock Split?

Yes.  While we intend to effect the Reverse Stock Split as soon as practicable, the Board of Directors reserves the right, in its discretion, to abandon the Reverse Stock Split at any time prior to filing the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

What is the Board of Director’s recommendation?

The Board of Directors has unanimously concluded that the Reverse Stock Split is advisable and in the best interests of Concurrent and its stockholders.  The Board of Directors unanimously recommends that you vote “FOR” the amendment to the Certificate of Incorporation that effects the Reverse Stock Split.

AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT OF CONCURRENT’S COMMON STOCK
(Item 1 of Notice)

General

Our Board of Directors has unanimously approved, and recommended that our stockholders approve, an amendment to our Certificate of Incorporation, in substantially the form attached hereto as Appendix A, to effect a one-for-ten Reverse Stock Split of the outstanding shares of our Common Stock.

If you approve the amendment to the Certificate of Incorporation, you would be authorizing our Board of Directors to effect the Reverse Stock Split by filing the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to which every ten shares of our outstanding Common Stock would be combined into one share of our Common Stock.

Reasons for the Reverse Stock Split

The reason we want to effect the Reverse Stock Split is to increase the bid price of our Common Stock to regain and maintain compliance with the Nasdaq listing requirements so that our Common Stock will not be delisted from the Nasdaq Global Market.

 On December 26, 2007, we announced that we received a notification letter from Nasdaq indicating that for 30 consecutive business days preceding the date of the letter, the bid price of our shares of Common Stock had closed below the $1.00 per share minimum bid price required for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5).

We have until June 23, 2008, to regain compliance with the minimum bid price rule.  If, at any time prior to June 23, 2008, the bid price of our shares of Common Stock closes at $1.00 or more for 10 consecutive business days, we will regain compliance.  If we do not regain compliance with the minimum bid price requirement, then Nasdaq will notify us that our securities will be delisted. We also have the right to request a six-month extension or move from the Nasdaq Global Market to the Nasdaq Capital Market.  The Board of Directors considered these options and determined that pursuing the Reverse Stock Split was in the best interests of Concurrent and its stockholders. We expect that the Reverse Stock Split will enable shares of our Common Stock to trade above the $1.00 minimum bid price requirement.

Concurrent’s Board of Directors believes that maintaining the listing of our Common Stock on the Nasdaq Global Market is in the best interests of Concurrent and its stockholders.  Listing on the Nasdaq Global Market increases the liquidity of our Common Stock and may minimize the spread between the ‘‘bid’’ and ‘‘ask’’ prices quoted by market makers.  Maintaining our Nasdaq Global Market listing also enhances our access to capital that may be necessary to fund our future operations.  Further, we believe that maintaining our Nasdaq Global Market listing also improves the perception of the Company by customers and vendors.

We also believe that the increased market price of our Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of our Common Stock and may encourage interest and trading in our Common Stock.  Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  It should be noted, however, that the liquidity of our Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split.

For the above reasons, Concurrent’s Board of Directors believes that the Reverse Stock Split will help us improve the perception of the company, regain and maintain compliance with the Nasdaq listing requirements, improve the marketability and liquidity of our Common Stock and is therefore in the best interests of Concurrent and its stockholders.

We cannot assure you, however, that the Reverse Stock Split, if implemented, will have the desired effect of raising the price of our Common Stock over the long term.  The effect the Reverse Stock Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied.  Under applicable Nasdaq rules, in order to regain compliance with the $1.00 minimum bid price requirement and maintain our listing on the Nasdaq Global Market, the $1.00 bid price must be maintained for a minimum of 10 consecutive business days.  However, under Nasdaq rules, Nasdaq may, in its discretion, require us to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance with the minimum bid price requirement.  In determining whether to monitor bid price beyond 10 business days, Nasdaq will consider the following four factors: (i) margin of compliance (the amount by which the price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (iii) the market maker montage (the number of market makers quoting at or above $1.00 and the size of their quotes); and (iv) the trend of the stock price.

Accordingly, we cannot assure you that we will be able to maintain our listing on the Nasdaq Global Market after the Reverse Stock Split is effected or that the market price per share after the Reverse Stock Split will exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time.  The market price of our Common Stock may vary based on other factors which are unrelated to the number of shares outstanding, including our future performance.  We also cannot assure you that our Common Stock will not be delisted due to a failure to meet other continued listing requirements even if after the Reverse Stock Split the market price per share of our Common Stock remains in excess of $1.00.

We reserve the right not to effect the reverse stock split if our Board of Directors does not deem it to be in the best interests of Concurrent and its stockholders.

Effects of the Reverse Stock Split

After the effective date of the proposed Reverse Stock Split, each stockholder will own a reduced number of shares of our Common Stock.  Every ten shares of our Common Stock that a stockholder owns will be combined and converted into a single share.  We estimate that, following the Reverse Stock Split, we would have approximately the same number of stockholders.  Except for any changes as a result of the treatment of fractional shares as discussed below, the completion of the Reverse Stock Split alone would not affect any stockholder’s proportionate equity interest in Concurrent.  For example, a stockholder who owns a number of shares that, prior to the Reverse Stock Split, represented 1% of our outstanding shares would continue to own 1% of our outstanding shares after the Reverse Stock Split.  The Reverse Stock Split may, however, increase the number of stockholders of Concurrent who own ‘‘odd lots’’ of less than 100 shares of our Common Stock.  Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

Upon effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock that are not issued or outstanding or reserved for issuance would increase from approximately 17 million to approximately 91.7 million.  Although this increase could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of Concurrent with another company), the Reverse Stock Split is not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders.  Other than the Reverse Stock Split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of Concurrent.

Our Board of Directors does not intend to use the Reverse Stock Split as a part of or first step in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended.

The table below illustrates the approximate percentage reduction in the outstanding shares of Common Stock as a result of the Reverse Stock Split, the approximate number of shares of Common Stock that would remain outstanding following the Reverse Stock Split, the approximate number of shares of Common Stock that would remain authorized following the Reverse Stock Split and the approximate number of shares of Common Stock that would remain authorized but unissued following the Reverse Stock Split.  The information in the following table is based on the 83,055,884 shares of Common Stock outstanding as of May 9, 2008.

Reverse Stock Split	Percentage Reduction in the Outstanding Shares of Common Stock	Common Stock Outstanding after the Reverse Stock Split	Common Stock Authorized before the Reverse Stock Split	Common Stock Authorized after the Reverse Stock Split	Post-Split Common Stock to be Authorized but Unissued after the Reverse Stock Split
1 for 10	90%	8,305,588	100,000,000	100,000,000	91,694,412

Treatment of Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split.  Instead, stockholders who otherwise would be entitled to receive a fractional share of our Common Stock as a consequence of the Reverse Stock Split, upon surrender to the exchange agent of the certificates representing such fractional shares, will instead be entitled to receive cash in an amount equal to the product obtained by multiplying (a) the closing sale price of our Common Stock on the business day immediately preceding the effective date of the Reverse Stock Split as reported on the Nasdaq Global Market by (b) the number of shares of our Common Stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

Effect of the Reverse Stock Split on Options

The number of shares subject to our outstanding options and warrants will be reduced in the same ratio as the reduction in the outstanding shares, rounded to the nearest whole share (with no cash payment for a partial share). The per share exercise price of those options and warrants also will be increased in direct proportion to the Reverse Stock Split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options and warrants will remain unchanged (subject to the rounding of shares).  For example, if an optionee holds options to purchase 7,000 shares at an exercise price of $1.00 per share, on the effectiveness of the Reverse Stock Split, the number of shares subject to that option would be reduced to 700 shares and the exercise price would be proportionally increased to $10.00 per share.

In addition, pursuant to the proposed Reverse Stock Split,  the number of shares of Common Stock available for future issuances under our Second Amended and Restated 2001 Stock Option Plan, as well as the annual grant caps and automatic grants to new non-employee directors, will be reduced in proportion to the Reverse Stock Split.

Exchange of Stock Certificates

The combination of, and reduction in, the number of our outstanding shares as a result of the Reverse Stock Split will occur automatically on the date that the amendment to our Certificate of Incorporation effectuating the Reverse Stock Split is filed with the Secretary of State of the State of Delaware (referred to as the effective date), without any action on the part of our stockholders and without regard to the date that stock certificates representing the shares prior to the Reverse Stock Split are physically surrendered for new stock certificates.

As soon as practicable after the effective date, transmittal forms will be mailed to each holder of record of certificates for shares of our Common Stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of our Common Stock such stockholder is entitled to receive as a result of the Reverse Stock Split.  Our transfer agent will act as exchange agent for purposes of implementing the exchange of the stock certificates.  The transmittal forms will be accompanied by instructions specifying other details of the exchange.  Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of our Common Stock prior to the Reverse Stock Split in accordance with the applicable instructions.  Each stockholder who surrenders certificates will receive new certificates representing the whole number of shares of our Common Stock that he or she holds as a result of the Reverse Stock Split.  No new certificates will be issued to a stockholder until the stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed transmittal form to the exchange agent.  Stockholders should not destroy any stock certificates and should not submit their stock certificates until they receive a transmittal form from our transfer agent.

Accounting Consequences

The par value per share of our Common Stock would remain unchanged at $0.01 per share after the Reverse Stock Split.  As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced.  The amounts of net income or loss per common share and net book value per common share will be increased because there will be fewer shares of our Common Stock outstanding.  We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to our proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the Reverse Stock Split.  It addresses only stockholders who hold our Common Stock as capital assets.  It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-Reverse Stock Split shares as part of a straddle, hedge, or conversion transaction, and stockholders who acquired their pre-Reverse Stock Split shares pursuant to the exercise of employee stock options or otherwise as compensation.  This summary is based upon current law, which may change, possibly even retroactively.  It does not address tax considerations under state, local, foreign, and other laws.  Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

A stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest.  The aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares) and the holding period of the post-Reverse Stock Split shares received will include the holding period of the pre-Reverse Stock Split shares exchanged.

A holder of the pre-Reverse Stock Split shares who receives cash will generally be treated as having exchanged a fractional share interest for cash in a redemption by us.  The amount of any gain or loss will be equal to the difference between the portion of the tax basis of the pre-Reverse Stock Split shares allocated to the fractional share interest and the cash received.

Required Vote

The affirmative vote of the holders of a majority of the shares of our Common Stock outstanding on the record date will be required to approve the amendment to our Certificate of Incorporation to effect the Reverse Stock Split.

CONCURRENT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, to our knowledge, the beneficial ownership of our Common Stock as of May 9, 2008 for directors, our named executive officers, directors and officers as a group, and each person who is a stockholder holding more than a 5% interest in our Common Stock.

	Number of Shares Beneficially Owned(1)		Options Exercisable Within 60 Days(2)	Percent of Outstanding Shares(3)
Directors and Executive Officers:
Emory O. Berry	―		25,000	*
Charles Blackmon	6,000		70,000	*
Larry L. Enterline	6,000		40,000	*
C. Shelton James	22,500	(4)	87,000	*
Dan Mondor	―		―
Steve G. Nussrallah	56,000		70,000	*
Warren K. Neuburger (5)	―		―
Kirk L. Somers	39,461	(6)	160,689	*
T. Gary Trimm (5)	139,512	(7)	661,688	*
Gregory S. Wilson (5)	5,276		―	*
Directors, Named Executive Officers, and other current officers as a group (10 persons)	274,749		1,114,377	1.7%

Five Percent Stockholders:
The Galleon Group	6,809,477	(8)		8.2%

*	Less than 1.0%

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  This table is based upon information supplied by named executive officers, directors and principal stockholders, and Schedule 13Gs and 13Fs filed with the SEC.

(2)	Represents shares that can be acquired through stock option exercises on or prior to July 8, 2008.

(3)
Based on an aggregate of  83,055,884 shares of common stock outstanding as of May 9, 2008.  Assumes that all options exercisable on or prior to July 8, 2008 owned by this person are exercised.  The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other persons are exercised.

(4)	Includes 2,000 shares that are held by Mr. James’ spouse.

(5)	Messrs. Neuburger, Wilson & Trimm ceased to be named executive officers of Concurrent as of September 11, 2006, February 12, 2007 and April 23, 2008, respectively.

(6)	Includes 9,755 shares held for the benefit of Mr. Somers in Concurrent’s Retirement Savings Plan and 5,539 shares of restricted stock, on which the restrictions will lapse on October 25, 2008.

(7)	Includes 5,159 shares held for the benefit of Mr. Trimm in Concurrent’s Retirement Savings Plan and 23,642 shares of restricted stock, on which the restrictions will lapse on October 25, 2008.

(8)
Represents shares of common stock beneficially owned by Galleon Management, L.P. (“Galleon”).  Galleon has shared dispositive and voting power with respect to 6,752,037 shares.  The address of Galleon is 590 Madison Avenue, 34th Floor, New York, NY 10022.  This information is included in reliance upon a Schedule 13F filed by Galleon with the SEC on May 14, 2008.

OTHER MATTERS

Expenses of Solicitation

All costs of solicitation of proxies will be borne by Concurrent.  In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews.  Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their related out-of-pocket expenses.

Householding

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless such stockholders have notified Concurrent of their desire to receive multiple copies of this proxy statement.  Concurrent will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed.  Requests for additional copies should be directed to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.

Stockholders residing at the same address and currently receiving only one copy of this proxy statement may contact the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, to request multiple copies in the future.  Stockholders residing at the same address and currently receiving multiple copies may contact the corporate secretary to request that only a single copy of this proxy statement be mailed in the future.

Other Matters

As of the date of this proxy statement, the Board of Directors does not know of any other matters which may come before the meeting.  If any other matters are properly presented to the meeting, the proxy holders intend to vote, or otherwise to act, in accordance with their judgment on such matters.

By Order of the Board of Directors,

Kirk L. Somers
Executive Vice President, General Counsel & Secretary
Duluth, Georgia
______, 2008

APPENDIX A

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
CONCURRENT COMPUTER CORPORATION

Concurrent Computer Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1.     Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended by replacing the second paragraph of Article FOURTH in its entirety with the following:

Effective at 12:01 a.m., Eastern time, on _____________________, 2008 (the “Effective Time”), every ten (10) shares of Common Stock of the Corporation issued and outstanding or held as treasury shares shall thereupon, without any action on the part of the holder thereof, be reclassified and combined into one (1) share of validly issued, fully paid and non-assessable share of Common Stock having a par value per share of $.01 per share.  Each person at that time holding of record any issued and outstanding shares of Common Stock shall receive upon surrender to the Corporation’s transfer agent a stock certificate or certificates to evidence and represent the number of shares of post-reverse stock split Common Stock to which such stockholder is entitled after giving effect to the reverse stock split; provided, however, that the Corporation shall not issue fractional shares of Common Stock in connection with this reverse stock split, but, in lieu thereof shall make a cash payment equal to the Market Value (as subsequently defined herein) of each share of Common Stock to holders thereof who would otherwise be entitled to receive fractional shares, except for the provisions hereof, upon surrender of certificates representing those shares to the Corporation’s transfer agent.  The ownership of such fractional interests shall not entitle the holder thereof to any voting, dividend or other right, except the right to receive payment therefor as described above.  For the purposes hereof, “Market Value” of shares of Common Stock shall mean an amount per share equal to the closing price of the Common Stock on the business day immediately preceding the Effective Time as reported by the National Association of Securities Dealers Automated Quotation system.

2.     This amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this   day of ___________, 2008.

Concurrent Computer Corporation.

By:
Name:
Title:

Attest:

Name:	Kirk L. Somers
Title:	Executive Vice President, General Counsel, and Secretary

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CONCURRENT COMPUTER CORPORATION

4375 River Green Parkway, Suite 100

Duluth, Georgia 30096

This proxy is Solicited on Behalf of the Board of Directors of Concurrent Computer Corporation, a Delaware corporation, ("Concurrent").

The undersigned stockholder of Concurrent, acting under the Delaware General Corporation Law, hereby constitutes and appoints Kirk Somers and Emory Berry, and each of them, the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Special  Meeting of Stockholders of said corporation  to be held on July 8, 2008, at 1:00 p.m., eastern time, at Concurrent's corporate office, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, and at any adjournments thereof, and to vote all common stock, $0.01 par value (the "Common Stock"), of the Company held in the undersigned's name as follows:

(Continued and to be signed on the reverse side)

¾	14475 ¾

SPECIAL MEETING OF STOCKHOLDERS OF

CONCURRENT COMPUTER CORPORATION

July 8, 2008

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided

¾	00030000000000000000 4	070808

CONCURRENT'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒
	FOR	AGAINST	ABSTAIN

PROPOSAL NO. 1: To approve an amendment to the Company's Restated Certificate of Incorporation to effect a stock combination (the "Reverse Stock Split") pursuant to which every ten (10) shares of outstanding Common Stock would be reclassified into one (1) share of Common Stock.
	☐	☐	☐

Said attorneys and proxies, and each of them, shall have the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at such Special Meeting and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to matters incident to the conduct of the Special Meeting and matters presented at the Special Meeting but which are not known to the Board of Directors at the time of the solicitation of this proxy.

IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR PROPOSAL NO. 1.

The undersigned acknowledges receipt of a copy of the Notice of Special Meeting and Proxy Statement relating to the Special Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¾
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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